NeuroPace Reports Fourth Quarter and Full Year 2024 Financial Results

Record quarterly revenue of $21.5 million in Q4 2024

Full-year 2025 revenue guidance of $92 to $96 million

Completed an underwritten public offering of $74.8 million, using $49.5 million of the net proceeds to repurchase 100% of KCK holdings and $20.2 million to strengthen its balance sheet to support planned operations to reach cash flow breakeven

Management scheduled to host a conference call today at 4:30 p.m. ET

Mountain View, Calif. – March 4, 2025 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a corporate update.

Recent Highlights
•Quarterly revenue grew 19% year-over-year to $21.5 million in the fourth quarter of 2024
•Full year 2024 revenue increased 22% to $79.9 million compared with $65.4 million in 2023; revenue grew more than 25% when excluding revenue from implants in the NAUTILUS trial in 2023
•Delivered strong gross margin at 73.9% in 2024, at the top end of the Company’s guided range
•Presented a long-range plan that is anticipated to drive 20+% annual revenue growth over the next three years, which includes investments in clinical, product and market development initiatives
•Strengthened the balance sheet through a public offering completed in February 2025 with net proceeds of approximately $20.2 million after deducting underwriting discounts and commissions and estimated offering expenses, as well as $49.5 million used to complete the repurchase of stock from KCK Ltd.
•Pro forma cash, cash equivalents and short-term investments balance is approximately $68.6 million at February 28, 2025, which the Company believes will be sufficient to support its planned operations until achieving cash flow breakeven, allowing for the termination of the Company’s ATM offering program
•Reported ongoing momentum in Project CARE with increases in the number of implants and referrals compared to the third quarter of 2024
•NAUTILUS pivotal study of RNS therapy in idiopathic generalized epilepsy remains on track to complete one-year patient follow-up visits in March 2025, after which the final primary endpoint safety and effectiveness evaluations will be completed; FDA submission planned in second half of 2025
•Announced that data demonstrating best in class efficacy results from the ongoing Post-approval Study of the RNS System in adults with drug-resistant focal epilepsy has been accepted for a platform presentation at the 77th Annual Meeting of the American Academy of Neurology being held April 5-9, 2025
•Announced a new program with the National Evaluation System for health Technology (NEST) using real-world data from children treated with RNS therapy across 27 pediatric epilepsy centers to support an expansion in indication for use; FDA submission anticipated in second half of 2025
•Advancing several product development programs focused on developing AI-enabled software tools, remote programming and a next-generation platform to enable efficiency, ease of use and increased efficacy for the RNS System

“We are pleased with the strong revenue growth reported in 2024, as we continue to implement our long-range plan aimed at expanding access to and indications for the RNS System. This is an exciting period in our Company’s development,” said Joel Becker, Chief Executive Officer of NeuroPace. “As presented at our

Investor Day, we have a number of clinical, market and product development programs underway that represent significant opportunities in 2025 and beyond. We expect a number of these programs to attain milestones this year that will help further our mission to expand awareness of and access to our RNS System, which is also expected to drive additional shareholder value. With the completion of the public offering in February, we believe that we have sufficient cash to support our current plans and achieve cash flow breakeven. We further used a portion of the proceeds from the offering to eliminate a significant share overhang that had the potential to impact our stock performance.”

“We have several ongoing clinical programs examining the RNS System in expanded patient populations and new indications in epilepsy that are expected to announce data or have regulatory events in 2025. We are also actively working on the development of several new software programs that are expected to help improve efficiency, ease of use and increased efficacy for our RNS System with initial products planned to be launched this year."

Fourth Quarter 2024 Financial Results
Total revenue in the fourth quarter of 2024 grew 19% to $21.5 million, compared with $18.0 million in the fourth quarter of 2023. The Company’s revenue growth was primarily driven by increased sales of the RNS System. The Company also continued to generate meaningful revenue from sales of DIXI Medical products.

Gross margin for the fourth quarter of 2024 was 75.4%, compared to 75.2% in the fourth quarter of 2023, exceeding the Company's 2024 gross margin guidance range of 72-74%.

Total operating expenses in the fourth quarter of 2024 were $19.8 million, compared with $18.6 million in the same period of the prior year. R&D expense in the fourth quarter of 2024 was $6.1 million, compared with $5.4 million in the fourth quarter of 2023. This increase was primarily due to increased personnel and program expenses for product development, including AI-powered software and next generation device platform projects. SG&A expense in the fourth quarter of 2024 was $13.8 million, compared with $13.2 million in the prior year period, primarily due to an increase in sales and marketing personnel expenses, partially offset by a reduction in general and administrative expenses.

Loss from operations was $3.7 million in the fourth quarter of 2024, compared with $5.1 million in the prior year period. Net loss was $5.3 million for the fourth quarter of 2024 compared with $6.2 million in the fourth quarter of 2023.

The Company’s cash, cash equivalents and short-term investments balance as of December 31, 2024, was $52.8 million compared to $56.8 million at the end of the prior quarter. Subsequent to the end of the fourth quarter of 2024, the Company completed a public offering of its common stock with gross proceeds of approximately $74.8 million, before deducting underwriting discounts and commissions and offering expenses. The Company used $49.5 million of the net proceeds from the offering to repurchase approximately 5.3 million shares of its common stock from KCK Ltd., which ensured an orderly exit from their remaining position. Long-term borrowings totaled $59.5 million as of December 31, 2024.

Full Year 2024 Financial Results
Total revenue in 2024 increased by 22% to $79.9 million, compared with $65.4 million in 2023. The Company’s strong revenue growth was primarily due to an increase in the number of RNS System units sold. The Company also generated meaningful revenue from sales of DIXI Medical products.

Gross margin for 2024 was 73.9% compared to 73.6% in 2023, at the top end of the Company's 2024 gross margin guidance range of 72-74%.

Total operating expenses in 2024 were $80.8 million compared with $75.3 million in 2023, at the low end of the Company's 2024 operating expense guidance range of $80-$84 million. R&D expense in 2024 was $23.7 million compared with $20.8 million in 2023. SG&A expense in 2024 was $57.1 million compared with $54.5 million in 2023.

Loss from operations was $21.7 million in 2024, including $10.3 million of stock-based compensation, compared with $27.2 million in 2023. Net loss was $27.1 million for 2024 compared with $33.0 million in 2023.

Full Year 2025 Financial Guidance
•Total revenue anticipated to be in the range of $92 million - $96 million, representing growth of 15% - 20% versus $79.9 million in 2024
•Gross margin to range between 73% and 75%
•Total operating expenses to range between $92 million and $95 million, including approximately $11 million in stock-based compensation, a noncash expense

NeuroPace continues to expect revenue growth to be primarily driven by increasing sales of its RNS System, supported by higher sales of DIXI Medical stereo EEG products.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the fourth quarter and full year 2024 financial results after market close on Tuesday, March 4, 2025, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://edge.media-server.com/mmc/p/p69edqps. Individuals interested in participating in the call via telephone may access the call by dialing +1-877-407-3982 and referencing Conference ID 13751530. The webcast will be archived on the Company’s investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s expectations, forecasts and beliefs with respect to patient populations and indication expansion for its RNS System and its software, technology and other product development efforts; the timing of NeuroPace's planned regulatory submissions and clinical data disclosures; NeuroPace’s use of its cash resources and ability to achieve cash flow breakeven; NeuroPace’s anticipated revenue, gross margin and operating expenses for the year ending 2025; and NeuroPace’s expected revenue growth for the next three years and its three-year strategic objectives and the Company’s ability to achieve these objectives on the expected timelines or at all. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: actual operating results may differ significantly from any guidance provided; uncertainties related to market acceptance and adoption of NeuroPace’s RNS System and impacts to NeuroPace’s revenue for 2025 and in the future; risks that NeuroPace’s operating expenses could be higher than anticipated and that it could use its cash resources sooner than expected; risks that NeuroPace's gross margin may be lower than forecast; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; risks related to regulatory compliance and expectations for regulatory submissions and approvals to expand the market for NeuroPace’s RNS System; risks related to product development, including risks related to the development of AI-powered software and next generation device platform projects; risks that the distribution agreement with DIXI Medical is not renewed; risks related to NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Revenue	$21,466	$18,012	$79,906	$65,421
Cost of goods sold	5,278	4,467	20,821	17,299
Gross profit	16,188	13,545	59,085	48,122
Operating expenses
Research and development	6,050	5,377	23,653	20,778
Selling, general and administrative	13,791	13,219	57,103	54,518
Total operating expenses	19,841	18,596	80,756	75,296
Loss from operations	(3,653)	(5,051)	(21,671)	(27,174)
Interest income	681	822	3,024	3,050
Interest expense	(2,192)	(2,236)	(8,798)	(8,517)
Other income (expense), net	(86)	265	304	(315)
Net loss	$(5,250)	$(6,200)	$(27,141)	$(32,956)
Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.23)	$(0.93)	$(1.27)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	29,914,786	26,799,578	29,126,314	25,851,813

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash and cash equivalents	$13,430	$18,058
Short-term investments	39,325	48,396
Accounts receivable	12,851	12,314
Inventory	13,381	11,214
Prepaid expenses and other current assets	2,352	2,737
Total current assets	81,339	92,719
Property and equipment, net	1,052	1,003
Operating lease right-of-use asset	11,843	13,405
Restricted cash	122	122
Deferred offering costs	276	387
Other assets	15	15
Total assets	$94,647	$107,651
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,954	$2,332
Accrued liabilities	9,787	11,180
Operating lease liability	1,860	1,627
Deferred revenue	555	1,090
Total current liabilities	15,156	16,229
Long-term debt	59,525	56,954
Operating lease liability, net of current portion	11,953	13,814
Total liabilities	86,634	86,997
Stockholders’ equity
Common stock, $0.001 par value	30	28
Additional paid-in capital	538,933	524,435
Accumulated deficit	(530,950)	(503,809)
Total stockholders’ equity	8,013	20,654
Total liabilities and stockholders’ equity	$94,647	$107,651